UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  11/30/2004

Wells Real Estate Investment Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-25739

MD	58-2328421
(State or Other Jurisdiction Of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of Principal Executive Offices, Including Zip Code)

770-449-7800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 7.01.    Regulation FD Disclosure

On December 10, 2004, Wells Real Estate Investment Trust, Inc. issued a press release announcing the acquisition of a 14-story building in Arlington, Virginia. This press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein are deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 8.01.    Other Events

As a matter of background, on or about March 12, 2004, a putative class action complaint (the "Original Complaint") was filed by four individuals (the "plaintiffs") against Wells Real Estate Fund I ("Wells Fund I"), and Wells Fund I's general partners, Leo F. Wells, III, the president and a director of Wells Real Estate Investment Trust, Inc. (the "Registrant"), and Wells Capital, Inc. ("Wells Capital"), the advisor of the Registrant, as well as Wells Investment Securities, Inc. ("WIS"), the dealer manager of the Registrant, and Wells Management Company, Inc. ("Wells Management"), the property manager of the Registrant (Hendry et al. v. Leo F. Wells, III et al., Superior Court of Gwinnett County, Georgia, Civil Action No. 04-A-2791 2). Wells Fund I is a public limited partnership, and an affiliate of Wells Capital. The plaintiffs filed the Original Complaint purportedly on behalf of all limited partners holding B units of Wells Fund I as of January 15, 2003. The Original Complaint alleged, among other things, that (a) the general partners, WIS, and Wells Fund I negligently and fraudulently made false statements and material omissions in connection with the initial sale (September 6, 1984 - September 5, 1986) of the B units to investors of Wells Fund I by making false statements and omissions in sales literature relating to the distribution of net sale proceeds to holders of B units, among other things; (b) the general partners and Wells Fund I negligently and fraudulently misrepresented and concealed disclosure of, among other things, alleged discrepancies between such statements and provisions in the partnership agreement for a period of time in order to delay such investors from taking any legal, equitable or other action to protect their investments in Wells Fund I, among other reasons; (c) Mr. Wells and Wells Management breached an alleged contract arising out of a June 2000 consent solicitation to the limited partners; and (d) the general partners and Wells Fund I breached fiduciary duties to the limited partners. On June 3, 2004, the Court granted the plaintiffs' motion to permit voluntary dismissal, and the Original Complaint was dismissed without prejudice.

On or about November 24, 2004, the plaintiffs filed a second putative class action complaint (the "Complaint") against Mr. Wells, Wells Capital, Wells Management, and Wells Fund I (Hendry et al. v. Leo F. Wells, III et al., Superior Court of Gwinnett County, Georgia, Civil Action No. 04A-13051 6). Wells Fund I was served with the Complaint on or about November 30, 2004. The plaintiffs filed the Complaint purportedly on behalf of all limited partners holding B units of Wells Fund I as of January 9, 2002. The Complaint alleges, among other things, that the general partners breached their fiduciary duties to the limited partners by, among other things, (a) failing to timely disclose alleged inconsistencies between sales literature and the partnership agreement relating to the distribution of net sale proceeds; (b) engaging in a scheme to fraudulently conceal alleged inconsistencies between sales literature and the partnership agreement relating to the distribution of net sale proceeds; and (c) not accepting a settlement offer proposed by a holder of A units and a holder of A and B units in other litigation naming Wells Fund I as a defendant, in which other litigation the court subsequently granted summary judgment in favor of Wells Fund I. The Complaint also alleges that misrepresentations and omissions in an April 2002 consent solicitation to the limited partners caused that consent solicitation to be materially misleading. In addition, the Complaint alleges, among other things, that the general partners and Wells Management breached an alleged contract arising out of a June 2000 consent solicitation to the limited partners relating to a waiver of deferred management fees.

The plaintiffs seek, among other remedies, the following: judgment against the general partners of Wells Fund I, jointly and severally, in an amount to be proven at trial; punitive damages; disgorgement of fees earned by the general partners directly or through their affiliates; a declaration that the consent obtained as a result of an April 2002 consent solicitation is null and void; enforcement of an alleged contract arising out of the June 2000 consent solicitation to waive Wells Management's deferred management fees; and an award to plaintiffs of their attorneys' fees, costs and expenses. The Complaint states that Wells Fund I is named only as a necessary party defendant and that the plaintiffs seek no money from or relief at the expense of Wells Fund I. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time. However, an adverse outcome could adversely affect the ability of Wells Capital, WIS, Wells Management, and Mr. Wells to fulfill their duties under the agreements and relationships they have with the Registrant.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Wells Real Estate Investment Trust, Inc.

Date: December 10, 2004.	By:	/s/ Randall D. Fretz
Randall D. Fretz
Senior Vice President

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release for Acquisition of 3100 Clarendon Blvd